Exhibit 10(x)

Adopted March 15, 2000
Amended March 10, 2005

Short-Term Incentive Plan

Effective January 1, 2000

Potash Corporation of Saskatchewan Inc.

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Section 1—Establishment of the Plan

1.01	Purpose
This Annual Incentive Plan is established for the purpose of rewarding key employees on an annual basis for their efforts and contributions in the attainment of certain performance measures that contribute materially to the success of the business interests of Potash Corporation of Saskatchewan Inc.

1.02	Effective Date
Subject to Section 7.02 (Amendment or Termination), this Plan shall be effective on and after January 1, 2000.

Section 2—Definitions

The following terms, when capitalized, shall be defined as follows:

2.01	Adjusted Cash Flow Return (ACFR)
“Adjusted Cash Flow Return” or “ACFR” means an amount derived from the following formula:

ACFR = (CFR divided by Target CFR) multiplied by 100,

and used in the table at Appendix “A” to calculate an Entitled Employee’s Award Percentage for a given Year.

2.02	Average Accumulated Amortization
“Average Accumulated Amortization” means the average consolidated accumulated amortization of PCS Inc. during a given Year, calculated by dividing (a) by (b) where:

(a)	equals the sum of the consolidated accumulated amortization of PCS Inc. at the beginning of the Year, the consolidated accumulated amortization of PCS Inc. at the beginning of the second quarter of the Year, the consolidated accumulated amortization of PCS Inc. at the beginning of the third quarter of the Year, the consolidated accumulated amortization of PCS Inc. at the beginning of the fourth quarter of the Year and the consolidated accumulated amortization of PCS Inc. at the end of the Year; and,

(b)	equals five (5).

2.03	Average Accumulated Depreciation
“Average Accumulated Depreciation” means the average consolidated accumulated depreciation of PCS Inc. during a given Year, calculated by dividing (a) by (b) where:

(a)	equals the sum of consolidated accumulated depreciation of PCS Inc. at the beginning of the Year, consolidated accumulated depreciation of PCS Inc. at the beginning of the second quarter of the Year, the consolidated accumulated depreciation of PCS Inc. at the beginning of the third quarter of the Year, the consolidated accumulated depreciation of PCS Inc. at the beginning of the fourth quarter of the Year and the consolidated accumulated depreciation of PCS Inc. at the end of the Year; and,

(b)	equals five (5).

2.04	Average Assets
“Average Assets” means the average book value of PCS Inc.’s consolidated assets during a given Year, calculated by dividing (a) by (b) where:

(a)	equals the sum of the book value of the consolidated assets of PCS Inc. at the beginning of the Year, the book value of the consolidated assets of PCS Inc. at the beginning of the second quarter of the Year, the book value of the consolidated assets of PCS Inc. at the beginning of the third quarter of the Year, the book value of the consolidated assets of PCS Inc. at the beginning of the fourth quarter of the Year and the book value of the consolidated assets of PCS Inc. at the end of the Year; and,

(b)	equals five (5).

2.05	Average Non-Interest Bearing Current Liabilities
“Average Non-Interest Bearing Current Liabilities” means the average consolidated non-interest bearing current liabilities of PCS Inc. during a given Year, calculated by dividing (a) by (b) where:

(a)	equals the sum of the consolidated non-interest bearing current liabilities of PCS Inc. at the beginning of the Year, the consolidated non-interest bearing current liabilities of PCS Inc. at the beginning of the second quarter of the Year, the consolidated non-interest bearing current liabilities of PCS Inc. at the beginning of the third quarter of the Year, the consolidated non-interest bearing current liabilities of PCS Inc. at the beginning of the fourth quarter of the Year and the consolidated non-interest bearing current liabilities of PCS Inc. at the end of the Year; and,

(b)	equals five (5).

2.06	Award Payment
“Award Payment” means a cash payment to an Entitled Employee calculated pursuant to Section 4 (Award Payments).

2.07	Award Percentage
“Award Percentage” means the percentage of an Entitled Employee’s Salary derived from the table contained in Appendix “A”. The Award Percentages applicable to an Entitled Employee, as set out in the table in Appendix “A”, shall be recommended by the CEO and approved by the Committee.

2.08	Board
“Board” means the Board of Directors of PCS Inc.

2.09	Cash Flow Return (CFR)
“Cash Flow Return” or “CFR” means the amount derived from the following formula:

(a)	Operating Income, plus

Depreciation and Amortization, minus

Cash Taxes

DIVIDED BY

(b)	Average Assets, plus

Average Accumulated Depreciation, plus

Average Accumulated Amortization, minus

Average Non-Interest Bearing Current Liabilities,

and used in the table at Appendix “A” to calculate an Entitled Employee’s Award Percentage for a given Year.

2.10	Cash Taxes
“Cash Taxes” means the cash income tax expense for a given Year, as set out in the audited consolidated financial statements of PCS Inc. for that Year.

2.11	CEO
“CEO” means the Chief Executive Officer of PCS Inc.

2.12	Committee
“Committee” means the Compensation Committee of the Board.

2.13	Corporation
“Corporation” means Potash Corporation of Saskatchewan Inc. and its direct and indirect subsidiaries.

2.14	Depreciation and Amortization
“Depreciation and Amortization” means the depreciation and amortization expense for a given Year, as set out in the audited consolidated financial statements of PCS Inc. for that Year.

2.15	Eligible Employee
“Eligible Employee” means an employee who has satisfied the eligibility requirements set out in Section 4.01 (Eligibility).

2.16	Entitled Employee
“Entitled Employee” means an Eligible Employee who is recommended by the CEO and approved by the Committee to participate in this Plan.

(a)	Entitled Operations Employee
“Entitled Operations Employee” means an Entitled Employee who is attached to one of the operating facilities of PCS Inc. or its direct or indirect subsidiaries.

2.17	Operating Income
“Operating Income” means the operating income for a given Year, as set out in the audited consolidated financial statements of PCS Inc. for that Year.

2.18	PCS Inc.
“PCS Inc.” means Potash Corporation of Saskatchewan Inc.

2.19	Plan
“Plan” means this Annual Incentive Plan, as amended from time to time.

2.20	Salary
“Salary” means the annual base salary in effect for an Entitled Employee at the end of a given Year.

2.21	Target CFR
“Target CFR” means the CFR projected in the annual budget approved by the Board and used in the table at Appendix “A” to calculate an Entitled Employee’s Award Percentage for a given Year.

2.22	Target Percentage
“Target Percentage” means the Award Percentage of an Entitled Employee when CFR equals Target CFR, as shown in the table contained in Appendix “A”.

2.23	Year
“Year” means the fiscal year of PCS Inc.

Section 3—Participation

3.01	Participation Requirements
Participation in the Plan is limited to Eligible Employees.

Section 4—Award Payments

4.01	Eligibility
An employee of the Corporation who is employed for at least three months during a Year, and who is in the employ of the Corporation at the end of a Year shall become an Eligible Employee.

4.02	Calculation of Award Payment
Subject to Section 4.04 (Limitation of Award Payments and General Discretion), an Entitled Employee, other than Entitled Operations Employees, shall receive an Award Payment equal to the Entitled Employee’s Award Percentage multiplied by his or her Salary.

The Award Payment calculated in accordance with this Section 4.02 is subject to an adjustment of plus or minus 20% depending upon the Entitled Employee’s job performance, as determined by his or her supervisor, and approved in accordance with the provisions of this Plan.

4.03	Entitled Operations Employees
Subject to Section 4.04 (Limitation of Award Payments and General Discretion), an Entitled Operations Employee shall be entitled to an Award Payment equal to the sum of paragraphs (a) and (b) below:

(a)	the award calculated pursuant to Section 4.02 (Calculation of Award Payment), divided by two (2); and,

(b)	an amount equal to the Target Percentage of the Salary of the Entitled Operations Employee, adjusted by applying a formula to be developed from time to time by the CEO in consultation with the Senior Vice-President, Administration and the appropriate subsidiary President which formula shall reasonably reflect the actual results of the operating facility to which the employee is attached compared to the approved target for that operating facility, and thereafter dividing such amount by two (2).

4.04	Limitation of Award Payments and General Discretion
(a)	Generally, no Award Payment shall be granted under this Plan with respect to any Year in which the CFR is less than 50% of the Target CFR. However, the Committee may elect, in its discretion, to grant Award Payments in any Year, regardless of the CFR.

(b)	The Award Payment for any Entitled Employee may exceed or be below the amount calculated in accordance with this Section 4. Award Payments falling outside the established range shall be recommended by the CEO and shall be approved by the Committee in the normal course of administering this Plan.

(c)	An Entitled Employee who has been employed by the Corporation for less than one year shall have his or her Award Payment prorated in accordance with his or her period of employment.

(d)	An Entitled Employee who was, during a Year, promoted to a position included in a Group set forth in Appendix “A”, shall have his or her Award Payment prorated in accordance with the period of time he or she held such position.

(e)	An Entitled Employee who was, during a Year, promoted from one Group to another Group set forth in Appendix “A”, shall have his or her Award Payment calculated on the basis of his or her Group as at the end of the Year.

(f)	Notwithstanding the Groups established in Appendix “A”, the Committee may on the recommendation of the CEO, designate an Eligible Employee for inclusion in one of such Groups when, but for such designation, the Eligible Employee would not otherwise be included in such Group.

4.05	Timing of Award Payments
The Committee shall, on the recommendation of the CEO and within 30 days of the end of a Year, approve the amount of Award Payments for each Entitled Employee for any given Year. The Award Payments shall be paid to Entitled Employees within 30 days of the approval thereof by the Committee.

Section 5—Administration of the Plan

5.01	Administration
The Committee shall conclusively interpret the provisions of this Plan and decide all questions of fact arising in the application of the Plan. Determinations and interpretations in individual cases may be made by the CEO with due regard to consistency with any prior action by the Committee and such determination shall be binding and conclusive upon the individual employees concerned and persons claiming under them. The Committee shall be advised of any such determination or interpretation made by the CEO.

Section 6—Transfer of Employment

6.01	Transfer of Employment
If an Entitled Employee’s employment is transferred, during a Year, within the Corporation the Senior Vice-President, Administration and the CEO shall determine whether the Entitled Employee’s Award Payment is calculated in accordance with Section 4.02 (Calculation of Award Payment), Section 4.03 (Entitled Operations Employees), or a combination of those sections.

Section 7—General Provisions

7.01	Assignment or Alienation
Except as required by applicable laws, the right of an Entitled Employee to receive an Award Payment under this Plan shall not be:

(a)	given as security;

(b)	subject to transfer, anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation; or

(c)	subject to execution, attachment, levy or similar process or assignment by operation of law,

and any attempt to effect any such action shall be null and void and of no effect.

7.02	Amendment or Termination
Subject to Section 7.03 (Effect of Amendment or Termination), this Plan may be amended in whole or in part from time to time or terminated by the Corporation. Any amendment or termination shall be binding on the Corporation, Entitled Employees, Eligible Employees and their respective beneficiaries.

7.03	Effect of Amendment or Termination
Notwithstanding Section 7.02 (Amendment or Termination), no amendment or termination of any provision of this Plan shall directly or indirectly deprive any Entitled Employee or beneficiary of all or any portion of an Award Payment earned with respect to any Year ending prior to the date of the amendment or termination.

7.04	No Enlargement of Contractual Rights
This Plan shall not give any Entitled Employee or Eligible Employee the right to be retained in the service of the Corporation nor shall it interfere with the right of the Corporation to terminate the employment of the Entitled Employee or Eligible Employee. Participation in this Plan shall not give any Entitled Employee or Eligible Employee any right or claim to any benefit, except to the extent provided in this Plan.

7.05	Interpretation
This Plan shall be interpreted pursuant to the laws of the Province of Saskatchewan. Section headings are for convenience only and shall not be considered provisions of the Plan. Words in the singular shall include the plural, and vice versa, unless qualified by the context.

7.06	Withholding of Taxes
The Corporation shall withhold all applicable taxes from any amounts paid pursuant to this Plan.

7.07	Binding on Successors
This Plan shall be binding on any successor or successors of PCS Inc. whether by merger, consolidation or otherwise.

7.08	Currency
The benefits payable pursuant to this Plan shall be paid in the same currency as the Entitled Employee receives his or her Salary.

Appendix “A”—Award Percentage

Tier	Group	Award	Award	Award
		Percentage	Percentage	Percentage at
		When CFR is	When CFR	Maximum CFR
		Less Than	Equals or is	(150% of Target
		Target CFR	Greater Than	CFR)
			Target CFR

I	Corporate President, and CEO	100% multiplied by ACFR	(200% multiplied by ACFR) minus 100%	200%

IA	Executive VP and COO, SVP and CFO	70% multiplied by ACFR	(140% multiplied by ACFR) minus 70%	140%

II	Sr. VP Admin, Sr. VP Corporate Relations, and Subsidiary Presidents	55% multiplied by ACFR	(110% multiplied by ACFR) minus 55%	110%

IIA	Sr. VP IT; Selected Corporate and Sales VP’s (Audit, Controller, Procurement, General Counsel, Int’l Sales, T&D) and GM Arab Potash	40% multiplied by ACFR	(80% multiplied by ACFR) minus 40%	80%

III	Selected Corporate VP’s (SHE; Technical Support) and Sales VP’s (Industrial Sales/Trinidad Ammonia)	35% multiplied by ACFR	(70% multiplied by ACFR) minus 35%	70%

IV	Selected GM’s (Aurora, WS and Trinidad); Technical Deputy GM, APC; Finance Deputy GM, APC; Selected Corporate and Sales VP’s; Associate General Counsel	30% multiplied by ACFR	(60% multiplied by ACFR) minus 30%	60%

V	General Managers Potash, Selected VPs; Technical Managers; Senior Counsel; Plant Managers (Augusta, FFF, Geismar, Lima); Sr. Directors	25% multiplied by ACFR	(50% multiplied by ACFR) minus 25%	50%

VI	Corporate Directors, Plant Managers (Marseilles, Joplin, Weeping Water); Selected Managers	20% multiplied by ACFR	(40% multiplied by ACFR) minus 20%	40%

VII	Selected Key Managers (775 + Hay Points)	15% multiplied by ACFR	(30% multiplied by ACFR) minus 15%	30%

Notes:

1.	Where the ACFR is greater than 150 (i.e. the maximum CFR), the ACFR is deemed to be 150.

2.	Subject to Section 4.04 (Limitation of Award Payments and General Discretion) where the CFR is less than 50, the ACFR is deemed to be zero (0).